Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bank First Corporation of our report dated February 14, 2022 (except for Notes 12 and 15, as to which the date is March 15, 2022), relating to our audit of the consolidated financial statements of Denmark Bancshares, Inc. and Subsidiaries as of and for the years ended December 31, 2021 and 2020 appearing in Exhibit 99.2 on Form 8-K/A filed by Bank First Corporation on September 9, 2022, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Plante & Moran, PLLC
Chicago, Illinois
September 26, 2022